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                                                                     EXHIBIT 5.1

                             BAKER & BOTTS, L.L.P.
                                2001 ROSS AVENUE
                              DALLAS, TEXAS  75201

                                                               February 19, 1998



Bayard Drilling Technologies, Inc.
4005 Northwest Expressway, Suite 550E
Oklahoma City, Oklahoma  73116

Gentlemen:

         Reference is made to the Registration Statement on Form S-1 (Registration No. 333-43535) (the "Registration Statement"), filed by Bayard Drilling Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the distribution by DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), of an aggregate of 2,955,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company, to the shareholders of DLB, in connection with the merger of Chesapeake Merger Corporation, an Oklahoma corporation ("Merger Sub"), with and into DLB, all as more fully described in that certain Agreement and Plan of Merger, dated as of October 22, 1997, by and among Chesapeake Energy Corporation, an Oklahoma corporation, Merger Sub and DLB, as amended by Amendment No. 1 thereto, dated as of December 22, 1997, and Amendment No. 2 thereto, dated as of February 11, 1998.

         The validity of the Shares is being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as
Exhibit 5.1 to the Registration Statement. In our capacity as counsel to the Company in connection with the registration and proposed transfer of the Shares, we have familiarized ourselves with (i) the Registration Statement,
(ii) the Company's Restated Certificate of Incorporation and (iii) the Company's Bylaws, as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates





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Bayard Drilling Technologies, Inc.          -2-               February 19, 1998


of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as photostatic copies conform with the original copies of such documents.

                 Based upon our examination as aforesaid, and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

                 1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

                 2. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

                 The opinions set forth above are limited to matters governed by the General Corporation Law of the State of Delaware as in effect on the date hereof.

                 We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/  BAKER & BOTTS, L.L.P.